Exhibit 99.1
GARDNER DENVER, INC.
SELECTED SEGMENT FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

	Year Ended December 31, 2008
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Industrial Products Group
Revenues	$246,111	$269,270	$247,827	$294,893	$1,058,101
Operating income (loss)	24,851	29,509	18,164	(1,201)	71,323
Operating income (loss) as a percentage of segment revenues	10.1%	11.0%	7.3%	(0.4)%	6.7%
Orders	273,274	252,422	231,589	261,100	1,018,385
Backlog	251,995	235,308	203,408	262,399	262,399

Engineered Products Group
Revenues	$249,559	$248,842	$232,483	$229,347	$960,231
Operating income	51,097	44,086	37,292	54,401	186,876
Operating income as a percentage of segment revenues	20.5%	17.7%	16.0%	23.7%	19.5%
Orders	251,676	246,754	281,448	173,413	953,291
Backlog	359,170	357,579	387,342	326,724	326,724

Reconciliation of Segment Operating Income to Consolidated Income Before Income Taxes
Total segment operating income	$75,948	$73,595	$55,456	$53,200	$258,199
Interest expense	5,600	5,041	3,829	11,013	25,483
Other (income) expense, net	(241)	(336)	(237)	64	(750)

Consolidated income before income taxes	$70,589	$68,890	$51,864	$42,123	$233,466

	Years Ended
	December 31
	2007	2006
Industrial Products Group
Revenues	$943,992	$874,927
Operating income	97,702	89,586
Operating income as a percentage of segment revenues	10.3%	10.2%
Orders	972,937	887,259
Backlog	214,356	174,382

Engineered Products Group
Revenues	$924,852	$794,249
Operating income	193,817	144,763
Operating income as a percentage of segment revenues	21.0%	18.2%
Orders	888,018	838,389
Backlog	345,921	366,237

Reconciliation of Segment Operating Income to Consolidated Income Before Income Taxes
Total segment operating income	$291,519	$234,349
Interest expense	26,211	37,379
Other income, net	(3,052)	(3,645)

Consolidated income before income taxes	$268,360	$200,615